                                                                EXHIBIT 1.2

                                                               STEVENS & LEE
                                                                 D R A F T
                                                                   2/3/98





                            BROOKLYN HEIGHTS BANCORP
                            (a Federal Corporation)
                                 529,000 Shares
                   (Subject to Increase Up to 608,350 Shares)

                         COMMON STOCK ($1.00 Par Value)
                      Subscription Price $10.00 Per Share

                                AGENCY AGREEMENT

                               February __, 1998



Ryan, Beck & Co., Inc.
80 Main Street
West Orange, New Jersey  07052

Ladies and Gentlemen:

         Brooklyn Heights Bancorp (the "Holding Company"), Atlantic Liberty, M.H.C. (the "MHC") and Atlantic Liberty Savings, F.A. (the "Association") (collectively, the "Primary Parties") hereby confirm, jointly and severally, their agreement with Ryan, Beck & Co., Inc. (the "Agent"), as follows:

         SECTION 1. THE OFFERING. The Holding Company is offering up to 529,000 shares of common stock, par value $1.00 per share (the "Common Stock") (subject to an increase up to 608,350 shares), in (i) a subscription offering (the "Subscription Offering"), and, if necessary, (ii) a direct community offering (the "Direct Community Offering") and (iii) a syndicated community offering (the "Syndicated Community Offering"), in connection with the conversion and reorganization of the Association from a mutual savings association to a stock savings association and wholly-owned subsidiary of the Holding Company (the "Reorganization"), all pursuant to the Plan of Reorganization from a Mutual Savings Association to Mutual Stock Holding Company and Agreement and Stock Issuance Plan (the "Plan"). References to the Association herein shall include the Association in its current mutual form or post-Reorganization stock form as a wholly-owned subsidiary of the Holding Company. Pursuant to the Plan, the Reorganization will be effected as follows:

                 (i) the Association will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim One");

                 (ii) Interim One will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim Two");




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                 (iii)  Interim One will organize the Holding Company as a
wholly-owned subsidiary;

                 (iv) the Association will amend its charter to read in the form of a federal stock savings association charter, and Interim One will become the MHC by exchanging its charter for a federal mutual holding company charter;

                 (v) simultaneously with step (vi), Interim Two will merge with and into the Association, and the Association will be the surviving institution;

                 (vi) all of the Association's issued and outstanding stock will be transferred to the MHC in exchange for membership interests in the MHC;

                 (vii) the MHC will contribute all of the Association's issued and outstanding stock to the Holding Company, and the Association will become a wholly-owned subsidiary of the Holding Company; and

                 (viii) the Holding Company will offer and sell shares of its Common Stock (the "Conversion Shares" or "Shares") in the Subscription Offering, Direct Community Offering, and Syndicated Community Offering (collectively, the "Conversion Offerings" or "Offering") so that, upon completion of the Conversion Offerings, the purchasers of Conversion Shares in the Conversion Offerings will own 46% of the outstanding Common Stock and the MHC will own 54% of the outstanding Common Stock. The Holding Company will issue the Shares at a purchase price of $10.00 per share (the "Purchase Price"). If the number of Conversion Shares is increased or decreased in accordance with the Plan, the term "Shares" shall mean such greater or lesser number, where applicable.

         In the Subscription Offering, non-transferable rights to subscribe for between 391,000 and 529,000 shares (subject to an increase up to 608,350 shares) of the Common Stock ("Subscription Rights") will be granted, in the following priority: (1) the Association's depositors with account balances of $50.00 or more as of June 30, 1996 ("Eligible Account Holders"); (2) the Association's tax-qualified Employee Stock Ownership Plan ("ESOP"); (3) the Association's depositors with account balances of $50.00 or more as of December 31, 1997 ("Supplemental Eligible Account Holders"); (4) depositors (other than Eligible Account Holders and Supplemental Eligible Account Holders) and borrowers of the Association as of ____________, 1998 (the "Voting Record Date") (collectively, "Other Members") and (5) employees, officers and directors of the Association, subject to the priorities and purchase limitations set forth in the Plan. The Holding Company may offer all shares of Common Stock offered but not subscribed for in the Subscription Offering, if any, in the Direct Community Offering to members of the general public, with first preference given to residents of Brooklyn, New York. In





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the event a Direct Community Offering is held, it may be held at any time during or immediately after the Subscription Offering. Depending on market conditions, shares not subscribed for in the Subscription Offering or purchased in the Direct Community Offering may be offered in the Syndicated Community Offering to eligible members of the general public on a best efforts basis by approved broker-dealer firms ("Assisting Brokers") which are members of the National Association of Securities Dealers, Inc. ("NASD").

         The Holding Company has filed with the U.S. Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (File No. 333-43591) in order to register the Shares under the Securities Act of 1933, as amended (the "1933 Act"), and has filed such amendments thereto as have been required to the date hereof (the "Registration Statement"). The prospectus, as amended, included in the Registration Statement at the time it initially became effective is hereinafter called the "Prospectus," except that if any prospectus is filed by the Holding Company pursuant to Rule 424(b) or (c) of the regulations of the Commission under the 1933 Act differing from the prospectus included in the Registration Statement at the time it initially becomes effective, the term "Prospectus" shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time said prospectus is filed with the Commission and shall include any supplements and amendments thereto from and after their dates of effectiveness or use, respectively.

         In connection with the Reorganization, the Association filed with the Office of Thrift Supervision, Department of the Treasury (the "OTS"), pursuant to Title 12, Parts 575 and 563b of the Code of Federal Regulations (the "MHC Regulations"), a Notice of Mutual Holding Company Reorganization and Application for Approval of an Issuance by a Subsidiary of a Mutual Holding Company, including exhibits and the Prospectus, and has filed amendments thereto as required by the OTS (as so amended, the "MHC Notice and Application"). The Holding Company filed with the OTS its application on Form H-(e)1 (the "Holding Company Application") to acquire the Association under the Home Owners Loan Act, as amended, and the regulations promulgated thereunder ("HOLA"). The Association's application with the OTS for approval of the formation of Interim Two and the merger of Interim Two with and into the Association (the "Merger Application") was filed as an exhibit to the Holding Company Application. The MHC Notice and Application and the Holding Company Application (including the Merger Application) shall collectively be hereinafter referred to as the "OTS Applications."

         SECTION 2. APPOINTMENT OF THE AGENT. Subject to the terms and conditions of this Agreement, the Primary Parties hereby appoint Agent as their financial advisor and marketing agent to utilize its best efforts to solicit subscriptions for the Conversion Shares and to advise and assist the Primary Parties





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with respect to the sale of the Conversion Shares in the Conversion Offerings.

         On the basis of the representations and warranties of the Primary Parties contained in, and subject to the terms and conditions of, this Agreement, the Agent accepts such appointment and agrees to consult with and advise MHC, the Holding Company and the Association as to the matters set forth in the letter agreement ("Letter Agreement"), dated July 28, 1997, between the Association and Agent (a copy of which is attached hereto as Exhibit A). It is acknowledged by the Primary Parties that the Agent shall not be obligated to purchase any Shares and shall not be obligated to take any action which is inconsistent with any applicable law, regulation, decision or order. Subscriptions for Conversion Shares will be offered by means of order forms as described in the Prospectus. Except as provided in the paragraph below, the appointment of the Agent hereunder shall terminate upon consummation of the Offerings.

         If selected broker-dealers are used to assist in the sale of Conversion Shares in the Syndicated Community Offering, the Primary Parties hereby appoint, subject to the terms and conditions of this Agreement, Agent to manage such broker-dealers in the Syndicated Community Offering. On the basis of the representations and warranties of the Primary Parties contained in, and subject to the terms and conditions of, this Agreement, Agent accepts such appointment and agrees to manage the selling group of broker-dealers in the Syndicated Community Offering.

         Agent agrees to make available to the Association, MHC and the Holding Company for a period of 18 months following the consummation of the Reorganization its Strategic Advisory Services ("STARS") program. If the Association elects to participate in the STARS program, the Agent will meet with the Association at its request and will render general advice on the financial matters listed in Section 9 of the Letter Agreement (but not including (i) any in-depth merger and acquisition analyses or studies which are available under Agent's normal fee schedule, or (ii) advice with respect to a specific acquisition transaction by, or sale of, the Association or the Holding Company). If the Association elects to participate in the STARS program, the Agent will waive the regular retainer fee and hourly charges for the first 18 months of such participation. The Association would be required, however, to reimburse Agent for its reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses include travel (coach class only), legal and other miscellaneous expenses. Agent would not be permitted to incur any single expense in excess of $1,000 pursuant to this paragraph without the prior approval of the Association. If negotiations for a transaction conducted during the 18-month participation period result in the execution of a definitive agreement and/or consummation of a transaction for which Agent customarily would be entitled to a fee for its advisory or other investment banking





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services, Agent shall receive a contingent advisory fee in accordance with the terms of a separate engagement letter to be entered into with respect to such transaction. Nothing in this Agreement shall require the Holding Company or the Association to obtain such financial advisory services from Agent. After the completion of such 18-month participation period, if the parties wish to continue the relationship, a fee will be negotiated and an agreement with respect to specific advisory services will be entered into at that time.

         SECTION 3. REFUND OF PURCHASE PRICE. In the event that the Reorganization is not consummated for any reason, including but not limited to the inability to sell the Conversion Shares during the Offerings (including any permitted extension thereof), this Agreement shall terminate and any persons who have subscribed for any of the Conversion Shares shall have refunded to them the full amount which has been received from such person, together with interest at the Association's current passbook rate, from the date payment is received as provided in the Prospectus. Upon termination of this Agreement, neither the Agent nor the Primary Parties shall have any obligation to the other except that (i) the Primary Parties shall remain liable for any amounts due pursuant to Sections 4(a), 8, 10 and 11 hereof, unless the transaction is not consummated due to the breach by the Agent of a warranty, representation or covenant; and (ii) the Agent shall remain liable for any amount due pursuant to Sections 10 and 11 hereof, unless the transaction is not consummated due to the breach by the Primary Parties of a warranty, representation or covenant.

         SECTION 4. FEES. In addition to the expenses specified in Section 8 hereof, as compensation for the Agent's services under this Agreement, the Agent has received or will receive the following fees from the Primary Parties:

                 (a) An initial fee in the amount of $25,000. Such fee has been earned and paid in full.

                 (b) A marketing and advisory fee of $120,000. In the event fees are paid pursuant to this subsection (b), such fees shall be paid in lieu of, and not in addition to, payments to the Agent pursuant to subsection
(a).

                 (c) A fee not to exceed 5.5% of the aggregate Purchase Price of the Conversion Shares sold by Assisting Brokers in any Syndicated Community Offering. The Agent will pay the Assisting Brokers that assist in the purchase of Conversion Shares in the Syndicated Community Offering a fee competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. The decision to utilize Assisting Brokers will be made jointly by the Agent on the one hand, and the Primary Parties, on the other hand, and it is agreed that





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Agent will manage the Assisting Brokers in the Syndicated Offering.

         SECTION 5. CLOSING. If the minimum number of Conversion Shares permitted to be sold in the Reorganization on the basis of the most recently updated Appraisal (as defined in Section 6(h)) are subscribed for at or before the termination of the Offerings, and the other conditions to the completion of the Reorganization are satisfied, the Holding Company agrees to issue the Shares on the Closing Date (as hereinafter defined) against payment therefor by the means authorized by the Plan and to deliver certificates evidencing ownership of the Conversion Shares in such authorized denominations and registered in such names as may be indicated on the subscription order forms directly to the purchasers thereof as promptly as practicable after the Closing Date. The Closing shall be held at the offices of special counsel to the Primary Parties, or at such other place as shall be agreed upon among the Primary Parties and the Agent, at 10:00 a.m. on a business day selected by the Holding Company which business day shall be no less than two business days following the giving of prior notice by the Holding Company to the Agent or at such other time as shall be agreed upon by the Primary Parties and the Agent. At the Closing, the Primary Parties shall deliver to the Agent in same-day funds the commissions, fees and expenses owing to the Agent as set forth in Sections 4 and 8 hereof and the opinions required hereby and other documents deemed reasonably necessary by the Agent shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus. The Holding Company shall notify the Agent when funds shall have been received for the minimum number of shares of the Common Stock. The date upon which the Holding Company shall release the Conversion Shares for delivery in accordance with the terms hereof is referred to herein as the "Closing Date."

         SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE PRIMARY PARTIES. The Primary Parties jointly and severally represent and warrant to the Agent that:

                 (a) The Primary Parties have all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, to carry out the provisions and conditions hereof and to issue and sell the Shares as provided herein and as described in the Prospectus. The consummation of the Reorganization, the execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of the Primary Parties and this Agreement has been validly executed and delivered by the Primary Parties and, assuming valid execution and delivery by the Agent, is the valid, legal and binding agreement of the Primary Parties enforceable in accordance with its terms, except to the extent, if any, that the provisions of Sections 10 and 11 hereof may be unenforceable as against public





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policy, and except to the extent that such enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the enforcement of creditors' rights generally, or the rights of creditors of savings institutions insured by the FDIC (including the laws relating to the rights of the contracting parties to equitable remedies).

                 (b)      The Plan has been approved by the OTS.

                 (c) The Registration Statement was declared effective by the Commission on February __, 1998; and no stop order has been issued with respect thereto and no proceedings therefor have been initiated or to the best knowledge of the Primary Parties threatened by the Commission. At the time the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), became effective, the Registration Statement complied as to form in all material respects with the requirements of the 1933 Act and the regulations promulgated thereunder and the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), any Blue Sky Application or any Sales Information (as such terms are defined in Section 10 hereof) authorized by the Primary Parties for use in connection with the Offerings did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and at the time any Rule 424(b) or
(c) Prospectus was filed with the Commission and at the Closing Date referred to in Section 5, the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), and any Blue Sky Application or any Sales Information authorized by the Primary Parties for use in connection with the Offerings will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 6(c) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Primary Parties by the Agent expressly regarding the Agent for use under the captions "Market for the Common Stock" and "The Reorganization and Offering -- Marketing Agent" and "-- Selected Dealers," or written statements or omissions from any sales information or information filed pursuant to state securities or blue sky laws or regulations regarding the Agent.

                 (d) The MHC Notice and Application, including the Prospectus, was approved by the OTS on February __, 1998; and the Proxy Statement of the Association relating to the special meeting of the members of the Association at which the Plan shall be considered for approval by the Association's eligible voting members (the "Proxy Statement"), was authorized for use by the OTS on February __, 1998. At the time of the approval of the MHC





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Notice and Application, including the Prospectus, by the OTS (including any amendment or supplement thereto) and at all times subsequent thereto until the Closing Date, the MHC Notice and Application, including the Prospectus, did and will comply as to form in all material respects with the MHC Regulations and any other applicable rules and regulations of the OTS (except as modified or waived in writing by the OTS). At the time of the approval of the MHC Notice and Application, and as of the date of this Agreement, the MHC Notice and Application, including the Prospectus (including any amendment or supplement thereto), did not and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that representations or warranties in this subsection (d) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Primary Parties by the Agent expressly regarding the Agent for use in the Prospectus contained in the Application for Conversion under the captions "Market for the Common Stock" and "The Conversion -- Marketing Agent" and
"-- Selected Dealers" or written statements or omissions from any sales information or information filed pursuant to state securities or blue sky laws or regulations regarding the Agent.

                 (e) No order has been issued by the OTS, the Commission, or any state regulatory authority, preventing or suspending the use of the Prospectus and no action by or before any such government entity to revoke any approval, authorization or order of effectiveness related to the Reorganization is pending or, to the best knowledge of the Primary Parties, threatened.

                 (f) The Plan has been duly adopted by the Board of Directors of the Association. To the best knowledge of the Primary Parties, no person has, or at the Closing Date will have, sought to obtain review of the final action of the OTS in approving the Plan, the Reorganization, or the OTS Applications, pursuant to the HOLA or any other statute or regulation.

                 (g) The Holding Company has filed with the OTS the Holding Company Application (including the Merger Application) and the OTS has approved of the Holding Company's acquisition of the Association.

                 (h) Feldman Financial Advisors, Inc., which prepared the appraisal of the aggregate pro forma market value of the Holding Company and the Association on which the Offerings were based (the "Appraisal"), has advised the Primary Parties in writing that it is independent with respect to each of the Primary Parties within the meaning of the Conversion Regulations.

                 (i) Sol Masch & Co., which certified the financial statements filed as part of the Registration Statement and the





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MHC Notice and Application, has advised the Primary Parties in writing that it is, with respect to each of the Primary Parties, an independent certified public accountant within the meaning of 12 C.F.R. Sections 563c.3 and 571.2(c)(3) and under the 1933 Act and the regulations promulgated thereunder.

                 (j) The financial statements and the notes thereto which are included in the Registration Statement and which are a part of the Prospectus present fairly the financial condition and retained earnings of the Association as of the dates indicated and the results of operations and cash flows for the periods specified. The financial statements comply in all material respects with the applicable accounting requirements of Title 12 of the Code of Federal Regulations, Regulation S-X of the Commission and generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods presented except as otherwise noted therein, present fairly in all material respects the information required to be stated therein, and are consistent with the most recent financial statements and other reports filed by the Association with the OTS and the FDIC except that accounting principles employed in such filings conform to requirements of such authorities and not necessarily to GAAP. The other financial, statistical and pro forma information and related notes included in the Prospectus present fairly the information shown therein on a basis consistent with the audited and unaudited financial statements included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been properly applied on the basis described therein.

                 (k) Since the respective dates as of which information is given in the Registration Statement, including the Prospectus: (i) there has not been any material adverse change in the financial condition or in the earnings, capital, properties or business affairs of any of the Primary Parties or of the Primary Parties considered as one enterprise, whether or not arising in the ordinary course of business; (ii) there has not been any change in total assets of the Association in an amount greater than $50.0 million, any material increase in the aggregate amount of loans past due ninety (90) days or more, or any real estate acquired by foreclosure or loans characterized as "in substance foreclosure"; nor has the Association issued any securities or incurred any liability or obligation for borrowings other than in the ordinary course of business; (iii) there have not been any material transactions entered into by any of the Primary Parties, other than those in the ordinary course of business; and (iv) the capitalization, liabilities, assets, properties and business of the Primary Parties conform in all material respects to the descriptions thereof contained in the Prospectus and, none of the Primary Parties has any material liabilities of any kind, contingent or otherwise, except as disclosed in the Registration Statement or the Prospectus.

                 (l) The Holding Company is a corporation organized and in good standing under the federal laws of the United States,





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with corporate power and authority to own its properties and to conduct its business as described in the Prospectus, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business requires such qualification unless the failure to qualify in one or more of such jurisdictions would not have a material adverse effect on the financial condition, earnings, capital, properties or business affairs of the Primary Parties. The Holding Company has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, except those that individually or in the aggregate would not materially adversely affect the financial condition, earnings, capital, assets or properties of the Primary Parties taken as a whole; and all such licenses, permits and governmental authorizations are in full force and effect, and the Holding Company is complying in all material respects therewith.

                 (m) The MHC is duly organized and is validly existing as a federally chartered mutual holding company under the laws of the United States, duly authorized to conduct its business and own its property as described in the Registration Statement and the Prospectus; the MHC has obtained all licenses, permits and other governmental authorizations required for the conduct of its business except those that individually or in the aggregate would not materially adversely affect the financial condition, earnings, capital, assets or properties of the Primary Parties taken as a whole; all such licenses, permits and governmental authorizations are in full force and effect and the MHC is complying therewith in all material respects; the MHC is duly qualified as a foreign corporation to transact business in each jurisdiction in which the failure to be so qualified in one or more of such jurisdictions would have a material adverse effect on the financial condition, earnings, capital, assets properties or business of the Primary Parties.

                 (n) The MHC does not own any equity securities or any equity interest in any business enterprise except as described in the Prospectus.

                 (o) The MHC is not authorized to issue any shares of capital stock.

                 (p) The Association is duly organized and validly existing federally chartered association in mutual form, duly authorized to conduct its business as described in the Prospectus; the activities of the Association are permitted by the rules, regulations and practices of the OTS; the Association has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not materially adversely affect the financial condition of the Primary Parties taken as a whole; all such licenses, permits and other governmental authorizations are in full force and effect and the Association is in good standing under the laws of the





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United States and is duly qualified as a foreign corporation to transact business in each jurisdiction in which failure to so qualify would have a material adverse effect upon the financial condition, earnings, capital, properties or business affairs of the Association; all of the issued and outstanding capital stock of the Association after the Reorganization will be duly and validly issued and fully paid and nonassessable; and the Holding Company will directly own all of such capital stock free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction. The Association does not own equity securities or any equity interest in any other business enterprise except as otherwise described in the Prospectus.

                 (q) The Association is a member of the Federal Home Loan Bank of New York ("FHLB of New York"); the deposit accounts of the Association are insured by the FDIC up to applicable limits. Upon consummation of the Reorganization, the rights of the members of the Association in its mutual form shall be transferred to MHC in accordance with the Plan and the requirements of the MHC Regulations.

                 (r) The Association is not authorized to issue any shares of capital stock.

                 (s) Upon consummation of the Reorganization, the authorized, issued and outstanding equity capital of the Holding Company will be within the range set forth in the Prospectus under the caption "Capitalization," and, except for the shares of Common Stock held by MHC, no shares of Common Stock have been or will be issued and outstanding prior to the Closing Date; the shares of Common Stock issued and to be issued to the MHC, and the shares of Common Stock to be subscribed for in the Offering have been duly and validly authorized for issuance, and when issued and delivered by the Holding Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and the Prospectus, will be duly and validly issued and fully paid and nonassessable; the issuance of the Shares is not subject to preemptive rights, except for the Subscription Rights granted pursuant to the Plan; and the terms and provisions of the shares of Common Stock will conform in all material respects to the description thereof contained in the Prospectus. Upon issuance of the Shares, good title to the Shares will be transferred from the Holding Company to the purchasers of Shares against payment therefor in the Offering as set forth in the Plan and the Prospectus.

                 (t) None of the Primary Parties are in violation of their respective articles of incorporation or charter or their respective bylaws, or in material default in the performance or observance of any obligation, agreement, covenant, or condition contained in any contract, lease, loan agreement, indenture or other instrument to which they are a party or by which they, or any of their respective property, may be bound which would result in a material adverse change in the condition (financial or





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
otherwise), earnings, capital, properties or business affairs of the Primary Parties considered as one enterprise or which would materially affect their properties or assets. The consummation of the transactions herein contemplated will not (i) conflict with or constitute a breach of, or default under, the articles of incorporation or bylaws of the Holding Company, or the charter or bylaws of MHC or the Association, or materially conflict with or constitute a material breach of, or default under, any material contract, lease or other instrument to which any of the Primary Parties has a beneficial interest, or any applicable law, rule, regulation or order that is material to the financial condition of the Primary Parties on a consolidated basis; (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to the Primary Parties except for such violations which would not have a material adverse effect on the financial condition and results of operations of the Primary Parties on a consolidated basis; or (iii) with the exception of the liquidation account established in the Reorganization, result in the creation of any material lien, charge or encumbrance upon any property of the Primary Parties.

                 (u) No material default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a material default on the part of any of the Primary Parties, in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other material instrument or agreement to which any of the Primary Parties is a party or by which any of them or any of their property is bound or affected in any respect which, in any such case, is material to the Primary Parties considered as one enterprise, and such agreements are in full force and effect; and no other party to any such agreements has instituted or, to the best knowledge of the Primary Parties, threatened any action or proceeding wherein any of the Primary Parties is alleged to be in default thereunder under circumstances where such action or proceeding, if determined adversely to any of the Primary Parties, would have a material adverse effect upon the Primary Parties considered as one enterprise.

                 (v) The Primary Parties have good and marketable title to all assets which are material to the businesses of the Primary Parties and to those assets described in the Prospectus as owned by them free and clear of all material liens, charges, encumbrances, restrictions or other claims, except such as are described in the Prospectus or which do not have a material adverse effect on the businesses of the Primary Parties taken as a whole; and all of the leases and subleases which are material to the businesses of the Primary Parties, as described in the Registration Statement or Prospectus, are in full force and effect.

                 (w) Except as may be described in the Prospectus, the Primary Parties are not in material violation of any directive from the OTS, the FDIC, the Commission or any other agency to make any material change in the method of conducting their respective businesses; the Primary Parties have conducted and are conducting their respective businesses so as to comply in all respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the OTS, the Commission and the FDIC), except where the failure to so comply would not reasonably be expected to result in any material adverse change in the financial condition, results of operations, capital, properties or business affairs of the Primary Parties considered as one enterprise and, except as set forth in the Prospectus, there is no charge, investigation, action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or, to the best knowledge any of the Primary Parties, threatened, which would reasonably be expected to materially and adversely affect the Reorganization, the performance of this Agreement, or the consummation of the transactions contemplated in the Plan as described in the Registration Statement, or which would reasonably be expected to result in any material adverse change in the financial condition, results of operations, capital, properties or business affairs of the Primary Parties considered as one enterprise.

                 (x) The Primary Parties have received an opinion of their special counsel, Luse Lehman Gorman Pomerenk & Schick ("Luse Lehman"), with respect to the federal income tax consequences of the Reorganization, as described in the Registration Statement and the Prospectus, and an opinion from O'Reilly, Marsh, Kearney & Corteselli, P.C. ("OMK&C") with respect to the tax consequences of the proposed transaction under the laws of the State of New York; and the facts and representations upon which such opinions are based are truthful, accurate and complete, and none of the Primary Parties will take any action inconsistent therewith.

                 (y) The Association has timely filed all required federal and state tax returns, has paid all taxes that have become due and payable in respect of such returns, except where permitted to be extended, has made adequate reserves for similar future tax liabilities, and, except as disclosed in the Prospectus, no deficiency has been asserted with respect thereto by any taxing authority.

                 (z) No approval, authorization, consent or other order of any regulatory or supervisory or other public authority is required for the execution and delivery by the Primary Parties of this Agreement, or the issuance of the Shares, except for the approval of the OTS and the Commission (which have been received) and any necessary qualification, notification, or registration or exemption under the securities or blue sky laws of the various states in which the Shares are to be offered.

                 (aa) None of the Primary Parties has: (i) issued any securities within the last 18 months (except for (a) notes to evidence bank loans or other liabilities in the ordinary course of business or as described in the Prospectus, and (b) shares of Common Stock issued to the MHC with respect to the initial capitalization of the Holding Company); (ii) had any dealings with respect to sales of securities within the 12 months prior to the date hereof with any member of the NASD, or any person related to or associated with such member, other than discussions and meetings relating to the Offering and purchases and sales of U.S. government and agency and other securities in the ordinary course of business; (iii) entered into a financial or management consulting agreement except for the Letter Agreement and as contemplated hereunder; or (iv) engaged any intermediary between the Agent and the Primary Parties in connection with the Offering or the offering of shares of the common stock of the Association, and no person is being compensated in any manner for such services.

                 (ab) Neither the Primary Parties nor, to the best knowledge of the Primary Parties, any employees of the Primary Parties have made any payment of funds of the Primary Parties as a loan to any person for the purchase of Conversion Shares, except for the Holding Company's loan to the ESOP the proceeds of which will be used to purchase Conversion Shares, or has made any other payment of funds prohibited by law, and no funds have been set aside to be used for any payment prohibited by law.

                 (ac) The Association complies in all material respects with the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations and rules thereunder.

                 (ad) The Primary Parties have not relied upon Agent or its counsel for any legal, tax or accounting advice in connection with the Reorganization.

                 (ae) The records of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are accurate and complete in all material respects.

                 (af) The Primary Parties comply with all laws, rules and regulations relating to environmental protection, and none of them has been notified or is otherwise aware that any of them is potentially liable, or is considered potentially liable, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Federal, state or local environmental laws and regulations; no action, suit, regulatory investigation or other proceeding is pending, threatened against the Primary Parties relating to environmental protection, nor do the Primary parties have any reason to believe any such proceedings may be brought against any of them; and no disposal, release or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has occurred on, in, at or about any facilities or properties owned or leased by any of the Primary Parties or, to the best knowledge of the Association, in which the Association has a security interest.

                 (ag) All of the loans represented as assets on the most recent financial statements or selected financial information of the Association included in the Prospectus meet or are exempt from all requirements of federal, state and local law pertaining to lending, including, without limitation, truth in lending (including the requirements of Regulations Z and 12 C.F.R. Part 226), real estate settlement procedures, consumer credit protection, equal credit opportunity and all disclosure laws applicable to such loans, except for violations which, if asserted, would not result in a material adverse effect on the financial condition, results of operations or business of the Primary Parties taken as a whole.

                 (ah) None of the Primary Parties are required to be registered as an investment company under the Investment Company Act of 1940.

         Any certificates signed by an officer of any of the Primary Parties and delivered to the Agent or its their counsel that refer to this Agreement shall be deemed to be a representation and warranty by the Primary Parties to the Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

         SECTION 7. COVENANTS OF THE PRIMARY PARTIES. The Primary Parties hereby jointly and severally covenant with the Agent as follows:

                 (a) The Holding Company will not, at any time after the date the Registration Statement is declared effective, file any amendment or supplement to the Registration Statement without providing the Agent and its counsel an opportunity to review such amendment or file any amendment or supplement to which amendment the Agent or its counsel shall reasonably object.

                 (b) The Primary Parties will not, at any time after the date any OTS Application is approved, file any amendment or supplement to such OTS Application without providing the Agent and its counsel an opportunity to review such amendment or supplement or file any amendment or supplement to which amendment or supplement the Agent or its counsel shall reasonably object.

                 (c) The Primary Parties will use their best efforts to cause the OTS to approve the Holding Company's acquisition of the Association, and will use their best efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and any post-effective amendment to the OTS Applications to be approved by the OTS, and will immediately upon receipt of any information concerning the events listed below notify the Agent
(i) when the Registration Statement, as amended, has become effective; (ii) when the MHC Notice and Application, as amended, has been approved by the OTS;
(iii) when the Holding Company Application, as amended, has been approved by the OTS; (iv) when the Merger Application has been approved by the OTS; (v) of the receipt of any comments from the Commission, the OTS, or any other governmental entity with respect to the Reorganization or the transactions contemplated by this Agreement; (vi) of any request by the Commission, the OTS, any other governmental entity for any amendment or supplement to the Registration Statement or the OTS Applications or for additional information;
(vii) of the issuance by the Commission, the OTS, or any other governmental agency of any order or other action suspending the Offerings or the use of the Registration Statement or the Prospectus or any other filing of the Primary Parties under the Conversion Regulations or other applicable law, or the threat of any such action; (viii) of the issuance by the Commission, the OTS, the FDIC or any state authority of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose; or (ix) of the occurrence of any event mentioned in paragraph (f) below. The Primary Parties will make every reasonable effort to prevent the issuance by the Commission, the OTS, the FDIC or any state authority of any order referred to in (vii) and (viii) above and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time.

                 (d) The Primary Parties will deliver to the Agent and to its counsel conformed copies of each of the following documents, with all exhibits: each of the OTS Applications as originally filed and of each amendment or supplement thereto, and the Registration Statement, as originally filed and each amendment thereto. Further, the Primary Parties will deliver such additional copies of the foregoing documents to counsel to the Agent as may be required for any NASD filings. In addition, the Primary Parties will also deliver to the Agent such number of copies of the Prospectus, as amended or supplemented, as the Agent may reasonably request.

                 (e) The Primary Parties will comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Reorganization and the transactions contemplated thereby imposed by the Commission, by applicable state law and regulations, and by the 1933 Act, the Securities Exchange Act of 1934 (the "1934 Act") and the rules and regulations of the Commission promulgated under such statutes, to be complied with prior to or subsequent to the Closing Date; and when the Prospectus is required to be delivered, the Primary Parties will comply in all material respects, at their own expense, with all material requirements imposed upon them by the OTS, the Conversion Regulations (except as modified or waived in writing by the OTS), the Commission, by applicable state law and regulations and by the 1933 Act, the 1934 Act and the rules and regulations of the Commission promulgated under such statutes, in each case as from time to time in force, so far as necessary to permit the continuance of sales or dealing in shares of Common Stock during such period in accordance with the provisions hereof and the Prospectus.

                 (f) The Primary Parties will inform the Agent of any event or circumstances of which it is aware as a result of which the Registration Statement and/or Prospectus, as then supplemented or amended, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. If it is necessary, in the reasonable opinion of counsel for the Primary Parties, to amend or supplement the Registration Statement or the Prospectus in order to correct such untrue statement of a material fact or to make the statements therein not misleading in light of the circumstances existing at the time of their use, the Primary Parties will, at their expense, forthwith prepare, file with the Commission and the OTS, and furnish to the Agent, a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement and the Prospectus (in form and substance reasonably satisfactory to counsel for the Agent after a reasonable time for review) which will amend or supplement the Registration Statement and/or the Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time, not misleading. For the purpose of this subsection, each of the Primary Parties will furnish such information with respect to itself as the Agent may from time to time reasonably request.

                 (g) Pursuant to the terms of the Plan, the Holding Company will endeavor in good faith, in cooperation with the Agent, to register or to qualify the Shares for offering and sale or to exempt such Shares from registration and to exempt the Holding Company and its officers, directors and employees from registration as broker-dealers, under the applicable securities laws of the jurisdictions in which the Offering will be conducted; provided, however, that the Holding Company shall not be obligated to file any general consent to service of process or to qualify to do business in any jurisdiction in which it is not so qualified. In each jurisdiction where any of the Shares shall have been registered or qualified as above provided, the Holding Company will make and file such statements and reports in each year as are or may be required by the laws of such jurisdictions.

                 (h) The Holding Company will not sell or issue, contract to sell or otherwise dispose of, for a period of 90 days after the date hereof, without the Agent's prior written consent, which consent shall not be unreasonably withheld, any shares of

Common Stock other than in connection with any plan or arrangement described in the Prospectus.

                 (i) For the period of three years from the date of this Agreement, the Holding Company will furnish to the Agent upon request (i) a copy of each report of the Holding Company furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system on which any class of securities of the Holding Company is listed or quoted, (ii) a copy of each report of the Holding Company mailed to holders of Common Stock or non-confidential report filed with the Commission or the OTS or any other supervisory or regulatory authority or any national securities exchange or system on which any class of the securities of the Holding Company is listed or quoted, and (iii) from time to time, such other publicly available information concerning the Primary Parties as the Agent may reasonably request.

                 (j) The Primary Parties will use the net proceeds from the sale of the Common Stock in the manner set forth in the Prospectus under the caption "Use of Proceeds."

                 (k) The Holding Company and the Association will distribute the Prospectus or other offering materials in connection with the offering and sale of the Common Stock only in accordance with the Conversion Regulations, the 1933 Act and the 1934 Act and the rules and regulations promulgated under such statutes, and the laws of any state in which the shares are qualified for sale.

                 (l) The Holding Company shall register its Common Stock under Section 12(g) of the 1934 Act, concurrent with the effective date of the Registration Statement. The Holding Company shall maintain the effectiveness of such registration for not less than three years or such shorter period as permitted by the OTS.

                 (m) For so long as the Common Stock is registered under the 1934 Act, the Holding Company will furnish to its stockholders as soon as practicable after the end of each fiscal year such reports and other information as are required to be furnished to its stockholders under the 1934 Act (including consolidated financial statements of the Holding Company and its subsidiaries, certified by independent public accountants).

                 (n) The Holding Company will comply with the provisions of Rule 158 of the 1933 Act.

                 (o) The Holding Company will file with the Commission, within the required time period, such reports on Form SR as may be required pursuant to Rule 463 under the 1933 Act.

                 (p) The Primary Parties will maintain appropriate arrangements for depositing all funds received from persons mailing subscriptions for or orders to purchase Conversion Shares on an interest bearing basis at the rate described in the Prospectus until the Closing Date and satisfaction of all conditions precedent to the release of the Holding Company's obligation to refund payments received from persons subscribing for or ordering Conversion Shares in the Conversion Offerings, in accordance with the Plan as described in the Prospectus, or until refunds of such funds have been made to the persons entitled thereto or withdrawal authorizations canceled in accordance with the Plan and as described in the Prospectus. The Primary Parties will maintain such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC (to the maximum extent allowable) and to enable the Primary Parties to make the appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.

                 (q) The MHC and the Holding Company will each promptly register as a savings and loan holding company under the HOLA.

                 (r) The Primary Parties will take such actions and furnish such information as are reasonably requested by the Agent in order for the Agent to ensure compliance with the "Interpretation of the Board of Governors of the NASD on Free Riding and Withholding."

                 (s) The Primary Parties will conduct their businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders including, all decisions, directives and orders of the Commission, the OTS and the FDIC.

                 (t) The Primary Parties will not amend the Plan without notifying the Agent prior thereto.

                 (u) The Holding Company shall provide the Agent with any information necessary to carry out the allocation of the Conversion Shares in the event of an oversubscription, and such information shall be accurate and reliable in all material respects.

                 (v) The Holding Company will not deliver the Shares until the Primary Parties have satisfied or caused to be satisfied each condition set forth in Section 9 hereof, unless such condition is waived in writing by the Agent.

                 (w) Upon completion of the sale by the Holding Company of the Shares contemplated by the Plan and the Prospectus, (i) the MHC shall have been formed pursuant to the Plan and shall own at all times more than 50% of the issued and outstanding shares of Common Stock, (ii) all of the issued and outstanding shares of capital stock of the Association shall be owned by the Holding Company, (iii) the Holding Company shall have no direct subsidiaries other than the Association, and (iv) the

Reorganization shall have been effected in accordance with all applicable statutes, regulations, decisions and orders; and all terms, conditions, requirements and provisions with respect to the Reorganization (except those that are conditions subsequent) imposed by the Commission, the OTS or any other governmental agency, if any, shall have been complied with by the Primary Parties in all material respects or appropriate waivers shall have been obtained and all notice and waiting periods shall have been satisfied, waived or elapsed.

                 (x) Prior to the Closing Date, the Plan shall have been approved by the eligible voting members of the Association in accordance with the Conversion Regulations and the provisions of the Association's charter and bylaws.

                 (y) As of the Closing Date, the Primary Parties shall have completed all conditions precedent to the Reorganization in accordance with the Plan and shall have complied in all material respects with applicable laws, regulations (except as modified or waived in writing by the OTS), decisions and orders, including all terms, conditions, requirements and provisions precedent to the Reorganization imposed upon it by the OTS as set forth in correspondence received from the OTS.

                 (z) On or before the Closing Date, the Primary Parties will have completed all conditions precedent to the Reorganization specified in the Plan and the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan, the Conversion Regulations (except as modified or waived in writing by the OTS) and with all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Reorganization imposed upon any of the Primary Parties by the OTS, the Commission or any other regulatory authority and in the manner described in the Prospectus.

         SECTION 8. PAYMENT OF EXPENSES. Whether or not the Reorganization is completed or the sale and exchange of the Shares by the Holding Company is consummated, the Primary Parties will pay for all expenses incident to the performance of this Agreement, including without limitation: (a) the preparation and filing of the OTS Applications; (b) the preparation, printing, filing, delivery and shipment of the Registration Statement, including the Prospectus, and all amendments and supplements thereto; (c) all filing fees and expenses in connection with the qualification or registration of the Shares for offer and sale by the Holding Company or the Association under the securities or "blue sky" laws, including without limitation filing fees, reasonable legal fees and disbursements of counsel in connection therewith, and in connection with the preparation of a blue sky law survey; (d) the filing fees of the NASD; and (e) the reasonable expenses of the Agent, including without limitation, accounting, communications, legal and travel expenses. Any such expense incurred by the Agent shall be reimbursed by the Primary

Parties. Notwithstanding the foregoing, the Primary Parties shall not be required to reimburse Agent for more than $30,000 in legal fees and $10,000 in non-legal out-of-pocket expenses, except in the event of any material delay in the Offering that would require an update of the financial information in tabular form contained in the Registration Statement to reflect a period later than that set forth in the original Registration Statement filing. Not later than three days prior to the Closing Date, the Agent will provide the Association with a detailed accounting of all reimbursable expenses to be paid at the Closing.

         SECTION 9. CONDITIONS TO THE AGENT'S OBLIGATIONS. The obligations of the Agent hereunder and the occurrence of the Closing and the Reorganization are subject to the condition that all representations and warranties and other statements of the Primary Parties herein contained are, at and as of the commencement of the Offering and at and as of the Closing Date, true and correct, the condition that the Primary Parties shall have performed all of their obligations hereunder to be performed on or before such dates and to the following further conditions:

                 (a) The Registration Statement shall have been declared effective by the Commission and the MHC Notice and Application approved by the OTS prior to the commencement of the Offering, the Holding Company Application shall have been approved, and no stop order or other action suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or, to any of the Primary Parties' best knowledge, threatened by the Commission or any state authority and no order or other action suspending the authorization for use of the Prospectus or the consummation of the Reorganization shall have been issued or proceedings therefor initiated or, to any of the Primary Parties' best knowledge, threatened by the OTS, the Commission, or any other governmental body.

                 (b)      At the Closing Date, the Agent shall have received:

                          (1)     The favorable opinion, dated as of the
Closing Date, of Luse Lehman, in form and substance satisfactory to counsel for the Agent to the effect that:

                                  (i)  The Holding Company is a corporation
duly organized and validly existing and in good standing under the federal laws of the United States of America, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business requires such qualification and in which the failure to qualify would have a material adverse effect on the financial condition, earnings, capital, properties or business affairs of the Primary Parties.

                                  (ii)  The Association is a duly organized and
validly existing federally chartered mutual savings association with full power and authority to own its properties and to conduct its business as described in the Prospectus and to enter into this Agreement and perform its obligations hereunder; the activities of the Association as described in the Prospectus are permitted by the rules, regulations and practices of the OTS; the issuance and sale of the capital stock of the Association to the Holding Company in the Reorganization has been duly and validly authorized by all necessary corporate action on the part of the Holding Company and the Association and, upon payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable; and will be owned of record and beneficially by the Holding Company, free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction.

                                  (iii)  The Association is a member of the
FHLB of New York and the Association is an insured depository institution under the provisions of the Federal Deposit Insurance Act, as amended, and to such counsel's knowledge no proceedings for the termination or revocation of such insurance are pending or threatened.

                                  (iv)  The MHC has been duly organized and is
validly existing as a federally chartered mutual holding company, duly authorized to conduct its business and own its properties as described in the Registration Statement and Prospectus.

                                  (v)  Upon consummation of the Reorganization,
(a) the authorized, issued and outstanding capital stock of the Holding Company will be within the range set forth in the Prospectus under the caption "Capitalization," and no shares of Common Stock have been or will be issued and outstanding prior to the Closing Date (except for the shares issued to the MHC upon incorporation of the Holding Company); (b) the shares of Common Stock of the Holding Company issued to the MHC will have been duly and validly authorized for issuance and fully paid and nonassessable; (c) the shares of Common Stock of the Holding Company to be subscribed for in the Offering will have been duly and validly authorized for issuance, and when issued and delivered by the Holding Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan, will be fully paid and nonassessable; and (d) the issuance of the shares of Common Stock is not subject to preemptive rights under the charter, articles of incorporation or bylaws of any of the Primary Parties, or arising or outstanding by operation of law or, to the best knowledge of such counsel, under any contract, indenture, agreement, instrument or other document, except for the subscription rights under the Plan.

                                  (vi)  The execution and delivery of this
Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Primary Parties; and this Agreement constitutes a valid, legal and binding obligation of each of the Primary Parties, enforceable in accordance with its terms, except to the extent that the provisions of Sections 10 and 11 hereof may be unenforceable as against public policy, and except to the extent that such enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the enforcement of creditors' rights generally, or the rights of creditors of savings institutions insured by the FDIC (including the laws relating to the rights of the contracting parties to equitable remedies).

                                  (vii)  The Plan has been duly adopted by the
board of directors of the Association and by the members of the Association, in the manner required by the MHC Regulations and the Association's respective charter and bylaws.

                                  (viii)  The OTS Applications have been
approved by the OTS and the Prospectus and the Proxy Statement have been authorized for use by the OTS, and subject to the satisfaction of any conditions set forth in such OTS approvals, no further approval, registration, authorization, consent or other order of any federal regulatory agency, public board or body is required in connection with the execution and delivery of this Agreement, the offer, sale and issuance of the Shares and the consummation of the Reorganization.

                                  (ix)  The purchase by the Holding Company of
all of the issued and outstanding capital stock of the Association has been authorized by the OTS and no action has been taken, or, to such counsel's knowledge, is pending or threatened, to revoke any such authorization or approval.

                                  (x)  The Registration Statement has become
effective under the 1933 Act, no stop order suspending the effectiveness of the Registration Statement has been issued, and, to the best of such counsel's knowledge, no proceedings for that purpose have been instituted or threatened.

                                  (xi)  The material tax consequences of the
Reorganization are set forth in the Prospectus under the caption "The Reorganization and Offering -- Tax Effects of the Reorganization." The information in the Prospectus under the caption "The Reorganization and Offering -- Tax Effects of the Reorganization" has been reviewed by such counsel and fairly describes such opinions rendered by such counsel and OMK&C to the Primary Parties with respect to such matters.

                                  (xii)  The terms and provisions of the shares
of Common Stock conform to the description thereof contained in the Registration Statement and the Prospectus and such description describes in all material respects the rights of the holders thereof; the information in the Prospectus under the captions "The Reorganization and Offering -- Absence of Cumulative Voting" and "-- Authorization of Preferred Stock,"

"Restrictions on the Acquisition of the Company" and "Description of Capital Stock," to the extent that they constitute matters of law or legal conclusions, has been prepared by such counsel and is accurate in all material respects; and the forms of certificates proposed to be used to evidence the shares of Common Stock are in due and proper form.

                                  (xiii)  At the time the MHC Notice and
Application was approved, the MHC Notice and Application (as amended or supplemented) including the Prospectus contained therein, complied as to form in all material respects with the requirements of the MHC Regulations and all applicable laws, rules and regulations and decisions and orders of the OTS, except as modified or waived in writing by the OTS (other than the financial statements, notes to financial statements, financial tables and other financial and statistical data included therein and the appraisal valuation as to which counsel need express no opinion). To such counsel's knowledge, no person has sought to obtain regulatory or judicial review of the final action of the OTS approving the OTS Applications.

                                  (xiv)  At the time that the Registration
Statement became effective the Registration Statement, including the Prospectus contained therein (as amended or supplemented) (other than the financial statements, notes to financial statements, financial tables or other financial and statistical data included therein and the appraisal valuation as to which counsel need express no opinion), complied as to form in all material respects with the requirements of the 1933 Act and the rules and regulations promulgated thereunder.

                                  (xv)  To the best of such counsel's
knowledge, there are no legal or governmental proceedings pending, or threatened (i) asserting the invalidity of this Agreement or (ii) seeking to prevent the Reorganization or the offer, sale or issuance of the Shares.

                                  (xvi)  The information in the Prospectus
under the captions "Regulation," "Taxation," and "The Reorganization and Offering," to the extent that it constitutes matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, has been prepared by such counsel and is accurate in all material respects (except as to the financial statements and other financial data included therein as to which such counsel need express no opinion).

                                  (xvii)  None of the Primary Parties are
required to be registered as an investment company under the Investment Company Act of 1940.

                                  (xviii)  The Association has duly adopted a
federal stock charter and bylaws effective upon consummation of the Reorganization, and none of the Primary Parties is in violation of its articles of incorporation or its charter, as the case may be, or its bylaws or, to the best of such counsel's knowledge, any material obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement, note, lease or other instrument filed as an exhibit to, or incorporated by reference in, the Registration Statement, which violation would have a material adverse effect on the financial condition of the Primary Parties considered as one enterprise, or on the earnings, capital, properties or business affairs of the Primary Parties considered as one enterprise; the execution and delivery of this Agreement by the Primary Parties, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein, will not materially conflict with, constitute a material breach of, or default under, or result in the creation or imposition of any material lien, charge or encumbrance upon any property or assets of any of the Primary Parties which are material to their business considered as one enterprise, pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which any of the Primary Parties is a party or by which any of them may be bound, or to which any of the property or assets of the Primary Parties are subject. In addition, the execution and delivery of and performance under this Agreement by the Primary Parties, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not result in any material violation of the provisions of the articles of incorporation or charter, as the case may be, or the bylaws of any of the Primary Parties or any material violation of any applicable law, act, regulation, or to such counsel's knowledge, order or court order, writ, injunction or decree.

         The opinion may be limited to matters governed by the laws of the United States and the State of New York. In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the United States, to the extent such counsel deems proper and specified in such opinion, upon the opinion of other counsel of good standing, as long as such other opinion indicates that the Agent may rely on the opinion, and (B) as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Primary Parties and public officials; provided copies of any such opinion(s) or certificates of public officials are delivered to Agent together with the opinion to be rendered hereunder by special counsel to the Primary Parties. The opinion of such counsel for the Primary Parties shall state that it has no reason to believe that the Agent is not justified in relying thereon.

                          (2)     The letter of Luse Lehman in form and
substance to the effect that during the preparation of the Registration Statement and the Prospectus, Luse Lehman participated in conferences with certain officers of and other representatives of the Primary Parties, counsel to the Agent, representatives of the independent public accountants for the Primary Parties and representatives of the Agent at which the contents of the Registration Statement and the Prospectus and related matters were discussed and has considered the matters required to be stated therein and the statements contained therein and, although (without limiting the opinions provided pursuant to Section 9(b)(1)) Luse Lehman has not independently verified the accuracy, completeness or fairness of the statements contained in the Registration Statement and Prospectus, on the basis of the foregoing, nothing has come to the attention of Luse Lehman that caused Luse Lehman to believe that the Registration Statement at the time it was declared effective by the SEC and as of the date of such letter, contained or contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that counsel need express no comment or opinion with respect to the financial statements, schedules and other financial and statistical data included, or statistical or appraisal methodology employed, in the Registration Statement or Prospectus).

                          (3)     The favorable opinion, dated as of the
Closing Date, of Stevens & Lee, counsel for the Agent, with respect to such matters as the Agent may reasonably require; such opinion may rely, as to matters of fact, upon certificates of officers and directors of the Primary Parties delivered pursuant hereto or as such counsel may reasonably request.

                 (c) Concurrently with the execution of this Agreement, the Agent shall receive a letter from Sol Masch & Co., dated the date hereof and addressed to the Agent, (i) such letter confirming that Sol Masch & Co. is a firm of independent public accountants within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants, the 1933 Act and the regulations promulgated thereunder and 12 C.F.R. Section 571.2(c)(3), and no information concerning its relationship with or interests in the Primary Parties is required by the OTS Applications or Item 10 of the Registration Statement, and stating in effect that in Sol Masch & Co.'s opinion the financial statements of the Association included in the Prospectus comply as to form in all material respects with the applicable accounting requirements of the 1933 Act, the 1934 act and the related published rules and regulations of the Commission thereunder and the Conversion Regulations and generally accepted accounting principles consistently applied; (ii) stating in effect that, on the basis of certain agreed upon procedures (but not an audit examination in accordance with generally accepted auditing standards) consisting of a reading of the latest available unaudited interim financial statements of the Association prepared by the Association, a reading of the minutes of the meetings of the Board of Directors of the Association and the members of the Association, a review of interim financial information in accordance with Statement on Auditing Standards No. 71, and consultations with officers of the Association responsible for financial and accounting matters, nothing came to their attention which caused them to believe that: (A) such unaudited financial statements, including recent developments, if any, are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Prospectus; or (B) during the period from the date of the latest unaudited consolidated financial statements included in the Prospectus to a specified date not more than three business days prior to the date hereof, there was any increase in borrowings (defined as advances from the FHLB of New York, securities sold under agreements to repurchase and any other form of debt other than deposits) of any of the Primary Parties or in nonperforming loans of the Association; or (C) there was any decrease in retained earnings of the Association at the date of such letter as compared with amounts shown in the latest unaudited statement of condition included in the Prospectus or there was any decrease in net income or net interest income of the Association for the number of full months commencing immediately after the period covered by the latest unaudited income statement included in the Prospectus and ended on the latest month end prior to the date of the Prospectus or in such letter as compared to the corresponding period in the preceding year; and (iii) stating that, in addition to the audit examination referred to in its opinion included in the Prospectus and the performance of the procedures referred to in clause
(ii) of this subsection (c), they have compared with the general accounting records of the Primary Parties, which are subject to the internal controls of the accounting system of the Primary Parties and other data prepared by the Primary Parties directly from such accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as the Agent may reasonably request, and they have found such amounts and percentages to be in agreement therewith (subject to rounding).

                 (d) At the Closing Date, the Agent shall receive a letter from Sol Masch & Co. dated the Closing Date, addressed to the Agent, confirming the statements made by its letter delivered by it pursuant to subsection (c) of this Section 9, the "specified date" referred to in clause (ii)(B) thereof to be a date specified in such letter, which shall not be more than three business days prior to the Closing Date.

                 (e) At the Closing Date, counsel to the Agent shall have been furnished with such documents and opinions as counsel for the Agent may require for the purpose of enabling them to advise the Agent with respect to the issuance and sale of the Common Stock as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained.

                 (f) At the Closing Date, the Agent shall receive a certificate of the Chief Executive Officer and Chief Financial Officer of each of the Primary Parties, dated the Closing Date, to the effect that (i) they have carefully examined the Prospectus and at the time the Prospectus became authorized for final use, the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) there has not been, since the respective dates as of which information is given in the Prospectus, any material adverse change in the financial condition or in the earnings, capital, properties, business prospects or business affairs of the Primary Parties, considered as one enterprise, whether or not arising in the ordinary course of business; (iii) the representations and warranties contained in Section 6 of this Agreement are true and correct with the same force and effect as though made at and as of the Closing Date; (iv) the Primary Parties have complied in all material respects with all material agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date including the conditions contained in this Section 9; (v) no stop order has been issued or, to the best of their knowledge, is threatened, by the Commission or any other governmental body; (vi) no order suspending the Offering, the Reorganization, the acquisition of all of the shares of the Association by the Holding Company, the acquisition by MHC of shares of the Common Stock or the effectiveness of the Prospectus has been issued and to the best of their knowledge, no proceedings for any such purpose have been initiated or threatened by the OTS, the Commission, the FDIC, or any other federal or state authority; (vii) to the best of their knowledge, no person has sought to obtain regulatory or judicial review of the action of the OTS in approving the Plan or to enjoin the Reorganization.

                 (g) At the Closing Date, the Agent shall receive a letter from Feldman Financial Advisors, Inc., dated as of the Closing Date, (i) confirming that said firm is independent of the Primary Parties and is experienced and expert in the area of corporate appraisals within the meaning of the Conversion Regulations, (ii) stating in effect that the Appraisal complies in all material respects with the applicable requirements of the Conversion Regulations, and (iii) further stating that its opinion of the aggregate pro forma market value of the Primary Parties, as converted, expressed in the Appraisal as most recently updated, remains in effect.

                 (h) None of the Primary Parties shall have sustained, since the date of the latest audited financial statements included in the Registration Statement and Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Registration Statement and the Prospectus, and since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any material change, or any development involving a prospective material change in, or affecting the general affairs of, management, financial position, retained earnings, long-term debt, stockholders' equity or results of operations of any of the Primary Parties, otherwise than as set forth or contemplated in the Registration Statement and the Prospectus, the effect of which, in any such case described above, is in the Agent's reasonable judgment sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

                 (i) Prior to and at the Closing Date: (i) in the reasonable opinion of the Agent, there shall have been no material adverse change in the financial condition or in the earnings, capital, properties or business affairs of any of the Primary Parties independently, or of the Primary Parties, considered as one enterprise, from that as of the latest dates as of which such condition is set forth in the Prospectus, except as referred to therein; (ii) there shall have been no material transaction entered into by the Primary Parties, considered as one enterprise, from the latest date as of which the financial condition of the Primary Parties is set forth in the Prospectus, other than transactions referred to or contemplated therein; (iii) none of the Primary Parties shall have received from the OTS or the FDIC any direction (oral or written) to make any material change in the method of conducting their business with which it has not complied in all material respects (which direction, if any, shall have been disclosed to the Agent) and which would reasonably be expected to have a material and adverse effect on the condition (financial or otherwise) or on the earnings, capital, properties or business affairs of the Primary Parties considered as one enterprise; (iv) none of the Primary Parties shall have been in default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or instrument relating to any material outstanding indebtedness; (v) no action, suit or proceeding, at law or in equity or before or by any federal or state commission, board or other administrative agency, shall be pending or, to the knowledge of the Primary Parties, threatened against any of the Primary Parties or affecting any of their properties wherein an unfavorable decision, ruling or finding would reasonably be expected to have a material and adverse effect on the financial condition or on the earnings, capital, properties or business affairs of the Primary Parties, considered as one enterprise; and (vi) the Shares have been qualified or registered for offering and sale under the securities or blue sky laws of the jurisdictions requested by the Agent.

                 (j) At or prior to the Closing Date, the Agent shall receive (i) a copy of the letter from the OTS authorizing the use of the Prospectus and approving the MHC Notice and Application, (ii) a copy of the order from the Commission declaring the

Registration Statement effective, (iii) a copy of certificate of existence for the Association from the OTS, (iv) a certificate of good standing from the appropriate federal authority evidencing the good standing of the Holding Company, (v) a copy of the letter from the OTS approving the Holding Company Application, (vi) a certificate from the FDIC evidencing the Association's insurance of accounts, (vii) a certificate of the FHLB of New York evidencing the Association's membership therein, (viii) a certificate from the OTS evidencing the existence of the MHC, (ix) a copy of the letters from the OTS approving the Merger Application and (x) any other documents that Agent shall reasonably request.

                 (k) The Primary Parties shall not have sustained, since the date of the latest audited financial statements included in the Registration Statement and Prospectus, any loss or interference with their business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Registration Statement or otherwise provided to the Agent in writing and in any such case described above, which is, in Agent's judgment, sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Common Stock on the terms and in the manner contemplated in the Prospectus.

                 (l) Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the NASD or by order of the Commission or any other governmental authority; (ii) a general moratorium on the operations of commercial banks or other federally-insured financial institutions or general moratorium on the withdrawal of deposits from commercial banks or other federally-insured financial institutions declared by either federal or state authorities; (iii) the engagement by the United States in hostilities which have resulted in the declaration, on or after the date hereof, of a national emergency or war; or
(iv) a material decline in the price of equity or debt securities if the effect of any of (i) through (iv) herein, in the Agent's reasonable judgment, makes it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Registration Statement and the Prospectus.

         SECTION 10.  INDEMNIFICATION.

                 (a) The Primary Parties jointly and severally agree to indemnify and hold harmless the Agent, its officers, directors, agents, servants and employees and each person, if any, who controls the Agent within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses), joint or several, that the Agent or any of such officers, directors, agents, servants, employees and controlling Persons (collectively, the "Related Persons") may suffer or to which the Agent or the Related Persons may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Agent and any Related Persons upon written demand for any reasonable expenses (including fees and disbursements of counsel) incurred by the Agent or any Related Persons in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the OTS Applications, or any blue sky application or other instrument or document of the Primary Parties or based upon written information supplied by any of the Primary Parties filed in any state or jurisdiction to register or qualify any or all of the Shares under the securities laws thereof (collectively, the "Blue Sky Applications"), or any application or other document, advertisement, or communication ("Sales Information") prepared, made or executed by or on behalf of any of the Primary Parties with its consent or based upon written information furnished by or on behalf of any of the Primary Parties, whether or not filed in any jurisdiction in order to qualify or register the Shares under the securities laws thereof, (ii) arise out of or based upon the omission or alleged omission to state in any of the foregoing documents or information, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the OTS Applications, any Blue Sky Applications or Sales Information or other documentation distributed in connection with the Reorganization; or (iv) result from any claims made with respect to the accuracy, reliability and completeness of the records of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members or for any denial or reduction of a subscription or order to purchase Common Stock, whether as a result of a properly calculated allocation pursuant to the Plan or otherwise, based upon such records; provided, however, that no indemnification is required under this paragraph (a) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue material statements or alleged untrue material statements in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto) or the preliminary or final Prospectus (or any amendment or supplement thereto), the OTS Applications, the Blue Sky Applications or Sales Information or other documentation distributed in connection with the Reorganization made in reliance upon and in conformity with written information furnished to the Primary Parties by the Agent with respect to the Agent expressly for use in the Registration Statement (or any amendment or supplement thereto) or Prospectus (or any amendment or supplement thereto) under the captions "Market for the Common Stock" and "The Reorganization and Offering -- Marketing Agent" and "--Selected Dealers" or statistical information regarding the Holding Company prepared by the Agent for use in the Sales Information, except for information derived from the Prospectus.
Provided further, that the Primary Parties will not be responsible for any loss, liability, claim, damage or expense to the extent they result primarily from actions taken or omitted to be taken by the Agent in bad faith or from the Agent's gross negligence or willful misconduct, and the Agent agrees to repay to the Primary Parties any amounts advanced to it by the Primary Parties in connection with matters as to which it is found not to be entitled to indemnification hereunder.

                 (b) The Agent agrees to indemnify and hold harmless the Primary Parties, their directors and officers, agents, servants and employees and each person, if any, who controls any of the Primary Parties within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses), joint or several which they, or any of them, may suffer or to which they, or any of them, may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Primary Parties and any such persons upon written demand for any reasonable expenses (including fees and disbursements of counsel) incurred by them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment of supplement thereto), the OTS Applications or any Blue Sky Applications or Sales Information or are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Agent's obligations under this Section 10(b) shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Primary Parties by the Agent expressly for use under the captions "Market for the Common Stock" and "The Reorganization and Offering -- Marketing Agent" and "--Selected Dealers" or statistical information regarding the Holding Company prepared by the Agent for use in the Sales information (except for statistical information derived from the Prospectus).

                 (c) Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section 10 or otherwise. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume defense of such action with counsel chosen by it and approved by the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (and any special counsel that said firm may retain) for all indemnified parties in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances.

                 (d)      The agreements contained in this Section 10 and in
Section 11 hereof and the representations and warranties of the Primary Parties set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Agent or its officers, directors, controlling persons, agents or employees or by or on behalf of any of the Primary Parties or any officers, directors, controlling persons, agents or employees of any of the Primary Parties; (ii) delivery of and payment hereunder for the Shares; or (iii) any termination of this Agreement.

         SECTION 11.  CONTRIBUTION.

                 (a) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in
Section 10 is due in accordance with its terms but is for any reason held by a court to be unavailable from the Primary Parties on the one hand, or the Agent on the other hand, as the case may be, the Primary Parties on the one hand, or the Agent on the other hand, as the case may be, shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection therewith and any amount paid in settlement of any action, suit or proceeding of any claims asserted, but after deducting any contribution received by the Primary Parties on the one hand, or the Agent on the other hand, as the case may be, from persons other than the other party thereto, who may also be liable for contribution) in such proportion so that (i) the Agent is responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to Section 4 of this Agreement (not including expenses), less any portion of such fees paid by Agent to Assisting Brokers, bear to the gross proceeds received by the Primary Parties from the sale of the Conversion Shares in the Conversion Offerings, and
(ii) the Primary Parties shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 10 above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the Primary Parties on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof), but also the relative benefits received by the Primary Parties on the one hand and the Agent on the other from the Offering, as well as any other relevant equitable considerations. The relative benefits received by the Primary Parties on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total gross proceeds from the Conversion Offerings (before deducting expenses) received by the Primary Parties bear, with respect to the Agent, to the total fees (not including expenses) received by the Agent less the portion of such fees paid by the Agent to Assisting Brokers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Primary Parties on the one hand or the Agent on the other and the parties relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Primary Parties and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 11. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or action, proceedings or claims in respect thereof) referred to above in this Section 11 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agent shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agent under this Agreement less the portion of such fees paid by the Agent to Assisting Brokers. It is understood that the above-stated limitation on the Agent's liability is essential to the Agent and that the Agent would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. The duties, obligations and liabilities of the Primary Parties and the Agent under this Section 11 and under Section 10 shall be in addition to any duties, obligations and liabilities which the Primary Parties and the Agent may otherwise have. For purposes of this Section 11, each of the Agent's and the Primary Parties' officers and directors and each person, if any, who controls the Agent or any of the Primary Parties within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as the Primary Parties and the Agent. Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 11, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relive the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 11.

         SECTION 12. REPRESENTATIONS, WARRANTIES AND INDEMNITIES TO SURVIVE DELIVERY. All representations, warranties and indemnities and other statements contained in this Agreement, or contained in certificates of officers of the Primary Parties or the Agent submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Agent or its controlling persons, or by or on behalf of the Primary Parties and shall survive the issuance of the Shares, and any legal representative, successor or assign of the Agent, any of the Primary Parties, and any indemnified person shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.

         SECTION 13. TERMINATION. Agent may terminate this Agreement by giving the notice indicated below in this Section at any time after this Agreement becomes effective as follows:

                 (a) In the event the Holding Company fails to sell the minimum number of the Conversion Shares within the period specified in accordance with the provisions of the Plan or as required by the Conversion Regulations and applicable law, this Agreement shall terminate upon refund by the Primary Parties to each person who has subscribed for or ordered any of the Conversion Shares the full amount which it may have received from such person, together with interest in accordance with Section 3, and no party to this Agreement shall have any obligation to the other hereunder, except as set forth in Sections 3, 4, 8, 10 and 11 hereof.

                 (b) If any of the conditions specified in Section 9 shall not have been fulfilled when and as required by this Agreement, or by the Closing Date, or waived in writing by the Agent, this Agreement and all of the Agent's obligations hereunder may be canceled by the Agent by notifying the Association of such cancellation in writing at any time at or prior to the Closing Date, and, any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 3, 4, 8, 10 and 11 hereof.

                 (c) If Agent elects to terminate this Agreement as provided in this Section, the Association shall be notified by the Agent as provided in Section 14 hereof.

                 (d) If this Agreement is terminated in accordance with the provisions of Sections 3, 9, or 13, the Primary Parties shall pay the Agent the fees earned pursuant to Section 4 and will reimburse the Agent for its reasonable expenses pursuant to Section 8, including without limitation accounting, communication, legal and travel expenses.

         SECTION 14. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to Agent shall be directed to Ryan, Beck & Co., 80 Main Street, West Orange, New Jersey 07052,
Attention: Richard Weiss (with a copy to Edward C. Hogan, Esquire, Stevens & Lee, 1415 Route 70 East, Suite 506, Cherry Hill, New Jersey 07034); notices to the Primary Parties shall be directed to Atlantic Liberty Savings, F.A., 186 Montague Street, Brooklyn, NY 11201-3601, Attention: Stephen Irving, President and Chief Executive Officer (with a copy to Eric Luse, Esquire, Luse Lehman Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, N.W., Suite 400, Washington, D.C. 20015).

         SECTION 15. PARTIES. This Agreement shall inure to the benefit of and be binding upon the Agent and the Primary Parties, and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Sections 10 and 11 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained. It is understood and agreed that this Agreement is the exclusive agreement among the parties, supersedes any prior Agreement among the parties and may not be varied except by a writing signed by all parties.

         SECTION 16. PARTIAL INVALIDITY. In the event that any term, provision or covenant herein or the application thereof to any circumstances or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstance or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.

         SECTION 17. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of New Jersey.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between you and us in accordance with its terms.


                                                Very truly yours,

                                                BROOKLYN HEIGHTS BANCORP

                                                By:
                                                   -----------------------------
                                                   Stephen Irving,
                                                   President and Chief Executive
                                                   Officer


                                                ATLANTIC LIBERTY, M.H.C.

                                                By:
                                                   -----------------------------
                                                   Stephen Irving,
                                                   President and Chief Executive
                                                   Officer

                                                ATLANTIC LIBERTY SAVINGS, F.A.

                                                By:
                                                   ----------------------------
                                                   Stephen Irving,
                                                   President and Chief Executive
                                                   Officer


The foregoing Agency Agreement is
hereby confirmed and accepted as
of the date first set and above written.


                                                RYAN, BECK & CO., INC.

                                                By:
                                                   ----------------------------
                                                Ben A. Plotkin, President and
                                                Chief Executive Officer

                            BROOKLYN HEIGHTS BANCORP
                            (A Federal Corporation)

                              Up to 529,000 Shares

                          (Par Value $1.00 Per Share)


                          SELECTED DEALERS' AGREEMENT


                             _______________, 1998


Ladies and Gentlemen:

         We have agreed to assist Brooklyn Heights Bancorp (the "Holding Company"), a federal corporation, and Atlantic Liberty Savings, F.A. ("Atlantic Liberty" or the "Association"), a federally chartered mutual savings association, in connection with the offer and sale by the Holding Company of up to 529,000 shares of the common stock, $1.00 par value per share (the "Common Stock"). Theses shares are to be issued in connection with the reorganization of the Association from a mutual savings association to a stock savings association and wholly owned subsidiary of the Holding Company (the "Reorganization"), in accordance with the Plan of Reorganization from a Mutual Savings Association to Mutual Holding Company and Agreement and Stock Issuance Plan (the "Plan"). Under the Plan, the Holding Company will become, upon consummation of the Reorganization, a majority-owned subsidiary of Atlantic Liberty, M.H.C., a federally chartered mutual holding company. The offering price per share of the Common Stock has been fixed at $10.00. The Common Stock and certain of the terms on which it is being offered are more fully described in the enclosed prospectus dated ______________, 1998 (the "Prospectus"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Prospectus.

         In connection with the Reorganization, the Holding Company is offering the Common Stock in a Subscription Offering to the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and the Other Members. The Holding Company is also offering all shares of Common Stock offered but not subscribed for in the Subscription Offering in the Community Offering to members of the general public, with preference given first to residents of Brooklyn, New York. The Common Stock is also being offered in accordance with the Plan by a selling group of broker-dealers in the Syndicated Community Offering.

         We are offering the selected dealers (of which you are one) the opportunity to participate in the solicitation of offers to buy the Common Stock and we will pay you a fee in the amount of _______ percent (______%) of the dollar amount of the Common

Stock sold on behalf of the Holding Company by you, as evidenced by the authorized designation of your firm on the order form or forms for such Common Stock accompanying the funds transmitted for payment therefor to the special account established by the Association for the purpose of holding such funds. Any purchase of Common Stock made pursuant to this Agreement is subject to the maximum purchase limitations provided for in the Plan and described in the Prospectus. It is understood, of course, that payment of your fee will be made to you directly by the Holding Company for the Common Stock sold on behalf of the Holding Company by you, as evidenced in accordance with the preceding sentence. As soon as practicable after the closing date of the Offering, the Holding Company will remit to you the fees to which you are entitled hereunder.

         Each order form for the purchase of Common Stock must set forth the identity and address of each person to whom the certificates for such Common Stock should be issued and delivered. Such order form should clearly identify your firm. You shall instruct any subscriber who elects to send his order form to you to make any accompanying check payable to the Association.

         This offer is made subject to the terms and conditions herein set forth and contained in the Plan and is made only to selected dealers who are
(i) members in good standing of the National Association of Securities Dealers, Inc. (the "NASD") who are to comply with all applicable rules of the NASD, including, without limitation, the NASD's Interpretation With Respect to Free-Riding and Withholding and Section 24 of Article III of the NASD's Rules of Fair Practice, or (ii) foreign dealers not eligible for membership in the NASD who agree (A) not to sell any Common Stock within the United States, its territories or possessions or to persons who are citizens thereof or resident therein and (B) in making other sales to comply with the above-mentioned NASD Interpretation, Sections 8, 24 and 36 of the above-mentioned Article III as if they were NASD members and Section 25 of such Article III as it applies to non-member brokers or dealers in a foreign country.

         Orders for Common Stock will be strictly subject to confirmation and we, acting on behalf of the Holding Company, reserve the right in our uncontrolled discretion to reject any order in whole or in part, to accept or reject orders in the order of their receipt or otherwise, and to allot. Neither you nor any other person is authorized by the Holding Company or by us to give any information or make any representations other than those contained in the Prospectus in connection with the sale of any of the Common Stock. No selected dealer is authorized to act as agent for us when soliciting offers to buy the Common Stock from the public or otherwise. No selected dealer shall engage in any stabilizing (as defined in Regulation M promulgated under the Securities Exchange Act of 1934) with respect to the Common Stock during the offering.

         We and each selected dealer assisting in selling Common Stock pursuant hereto agree to comply with the applicable requirements of the Securities Exchange Act of 1934 and applicable state rules and regulations. In addition, we and each selected dealer confirm that the Securities and Exchange Commission interprets Rule 15c2-8 promulgated under the Securities Exchange Act of 1934 as requiring that a Prospectus be supplied to each person who is expected to receive a confirmation of sale 48 hours prior to delivery of such person's order form.

         We and each selected dealer within the meaning of Rule 15c3-1(a)(1) further agree to the extent that our customers desire to pay for shares with funds held by or to be deposited with us, in accordance with the interpretation of the Securities and Exchange Commission of Rule 15c2-4 promulgated under the Securities Exchange Act of 1934, either (a) upon receipt of an executed order form or direction to execute an order form on behalf of a customer to forward the offering price for the Common Stock ordered on or before twelve noon of the business day following receipt or execution of an order form by us to the Holding Company for deposit in a segregated account or (b) to solicit indications of interest in which event (i) we will subsequently contact any customer indicating interest to confirm the interest and give instructions to execute and return an order form or to receive authorization to execute the order form on the customer's behalf, (ii) we will mail acknowledgements of receipt of orders to each customer confirming interest on the business day following such confirmation, (iii) we will debit accounts of such customers on the third business day (the "Debit Date") following receipt of the confirmation referred to in (i), and (iv) we will forward completed order forms together with such funds to the Holding Company on or before twelve noon on the next business day following the Debit Date for deposit in a segregated account. We and each selected dealer acknowledge that if the procedure in (b) is adopted, our customers' funds are not required to be in their accounts until the Debit Date.

         Unless earlier terminated by us, this Agreement shall terminate upon the closing date of the Offering. We may terminate this Agreement or any provisions hereof at any time by written or telegraphic notice to you. Of course, our obligations hereunder are subject to the successful completion of the Offering.

         You agree that at any time or times prior to the termination of this Agreement you will, upon our request, report to us the number of shares of Common Stock sold on behalf of the Holding Company by you under this Agreement.


         We shall have full authority to take such actions as we may deem advisable in respect of all matters pertaining to the offering. We shall be under no liability to you except for lack of good faith and for obligations expressly assumed by us in this Agreement.

         Upon application to us, we will inform you as to the states in which we believe the Common Stock has been qualified for sale under, or are exempt from the requirements of, the respective blue sky laws of such states, but we assume no responsibility or obligation as to your rights to sell Common Stock in any state.

         Additional copies of the Prospectus and any supplements thereto will be supplied in reasonable quantities upon request.

         Any notice from us to you shall be deemed to have been duly given if mailed, telephoned, or telegraphed to you at the address to which this Agreement is mailed.

         This Agreement shall be construed in accordance with the laws of the State of New Jersey.

         Please confirm your agreement hereto by signing and returning the confirmation accompanying this letter at once to us at Ryan, Beck & Co., Inc., 80 Main Street, West Orange, New Jersey 07052. The enclosed duplicate copy will evidence the agreement between us.

                                             RYAN, BECK & CO., INC.


                                             By:
                                                -------------------------------
                                                   Ben A. Plotkin
                                                   President and Chief Executive
                                                   Officer


Agreed and accepted as of ________________, 1998


------------------------------

By:
   -------------------------